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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                         -----------------------------



                                   FORM 11-K



     [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                  For the fiscal year ended December 31, 1999



                                       OR



     [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                For the transition period from (not applicable)


                         Commission file number 1-6880







                        U.S. BANCORP 401(k) SAVINGS PLAN
                                U.S. BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
              (Full title of the plan and the address of the plan)







                                  U.S. BANCORP
                                U.S. BANK PLACE
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302
                (Name and address of principal executive offices
                        of the issuer of the securities)



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                              REQUIRED INFORMATION

U.S. Bancorp 401(k) Savings Plan ("the Plan"), fka U.S. Bancorp Capital Accumulation Plan, is subject to the Employee Retirement Income Security act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two years ended December 31, 1999 and 1998, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 13 and incorporated herein by this reference.

The following exhibits are filed with this report:

Exhibit Number      Description                                          Page
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
    13              Annual Report for the year ended December 31, 1999
    23              Consent of Ernst & Young LLP


                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


U.S. BANCORP 401(k) SAVINGS PLAN

By: U.S. Bancorp 401(k) Savings Plan Benefit Administration Committee

/s/ George Budzynski
-----------------------------------------                       June 26, 2000
George Budzynski
Benefit Administration Committee Chairman